SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 15

 Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of
              the Securities Exchange Act of 1934

                 Commission File Number: 0-19180

  T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free
                      Real Estate Investment
      (Exact name of registrant as specified in its charter)

  100 East Pratt Street, Baltimore, Maryland 21202 (800)638-5660
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Shares of Common Stock
     (Title of each class of securities covered by this Form)

                               None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)     [X]

    Approximate number of holders of record as of the
certificate or notice date:                                     0

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    Pursuant to the requirements of the Securities Exchange Act of
1934 T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

    T. ROWE PRICE RENAISSANCE FUND,
    LTD., A SALES-COMMISSION-FREE REAL
    ESTATE INVESTMENT

    By:                      /s/Lucy B. Robins
                             Lucy B. Robins
                             Vice President

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